Exhibit (h)(6)(c)

                   CUSTOMER IDENTIFICATION SERVICES AMENDMENT

     This Customer Identification Services Amendment (this "AMENDMENT") amends, as of the 1st day of October, 2003 (the "EFFECTIVE DATE"), the Sub-Transfer Agency Services Agreement, dated as of July 1, 1996, as subsequently amended, between Harris Trust & Savings Bank (the "COMPANY") and PFPC Inc. ("PFPC") (the "Agreement") for services to be performed for Harris Insight Funds Trust (the "TRUST" or the "FUNDS"), in connection with the Trust's Customer Identification Program ("CIP").

     For valuable consideration, the receipt and sufficiency of which the parties hereto hereby acknowledge, the Company and PFPC hereby agree as follows:

     SECTION 1 (ADDITION OF CIP SERVICES SECTION TO THE AGREEMENT). As of the Effective Date, the Agreement shall (without any further action by either of the parties hereto) be amended by the addition of the following as Section 22:

     "SECTION 22. CIP SERVICES. PFPC or its agent will do the following:

     (a) Implement procedures under which PFPC or its agent obtains the name, date of birth (for natural persons only), address and government-issued identification number (collectively, the "DATA ELEMENTS") for each corresponding CUSTOMER (as defined in 31 CFR 103.131).

     (b) Use collected Data Elements to reasonably verify the identity of each Customer promptly before or after PFPC opens (for the Trust) each corresponding new account. Methods may consist of non-documentary methods (for which PFPC or its agent may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR 103.131), and may include procedures under which personnel of PFPC or its agent perform enhanced due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first-level verification process(es) (which will typically be reliance on results obtained from an information vendor).

     (c) Record the Data Elements and maintain records relating to verification of identities of new Customers consistent with 31 CFR 103.131(b)(3).

     (d) Implement procedures for determining whether a customer appears on any list of known or suspected terrorists or terrorist organizations issued by any federal government agency consistent with 31 CFR 103.(b)(4)

     (e) Implement applicable procedures, as directed by the Company, by which a Customer receives adequate notice that the Trust is requesting information to verify the Customer's identity, consistent with 31 CFR 103.(b)(5) about the Trust's CIP; provided that PFPC need not bear costs associated exclusively with the printing of notices to comply with 31 CFR 103(b)(5), except to the extent PFPC's negligence necessitates such printing.

     (f) Regularly report to the Company and the Trust about measures taken under (a)-(e) above.

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     (g)  Set forth on a separate fee schedule compensation amounts due for these CIP Services.

          Notwithstanding anything to the contrary, and without expanding the scope of the express language above, PFPC or its agent need not collect the Data Elements concerning Customers beyond the requirements of then relevant regulation, and PFPC or its agent need not perform any task that need not be performed for the Trust to be in compliance with relevant regulation.

          The Company and PFPC agree that the Trust does not accept exchanges from any other legal entity and that exchanges occur only among or between portfolios of the Trust.

     SECTION 2 (GENERAL PROVISIONS). This Amendment contains the entire understanding between the parties with respect to the services contemplated hereby. Except as expressly set forth herein, the Agreement shall remain unaffected hereby.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

HARRIS TRUST AND SAVINGS BANK



By: /s/ Merrill J. Sklenar
   -----------------------------
Name: Merrill J. Sklenar
Title: Vice President



PFPC INC.



By: /s/ Lynne M. Cannon
   -----------------------------
Name:  Lynne M. Cannon
Title: Vice President and Director
       Transfer Agency Division